UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2018

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV		89501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

Notes Offering

Eldorado Resorts, Inc., a Nevada corporation (“ERI” or the “Company”), previously announced that ERI, Delta Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Escrow Issuer”), GLP Capital, L.P., a Pennsylvania limited partnership that is the operating partnership of Gaming and Leisure Properties, Inc. (“GLP”), and Tropicana Entertainment Inc., a Delaware corporation (“Tropicana”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on April 15, 2018 pursuant to which (i) GLP will purchase substantially all of the real property assets owned by Tropicana, other than the MontBleu Casino Resort & Spa and the Tropicana Aruba Resort and Casino (the “Real Estate Sale”) and (ii) immediately following the consummation of the Real Estate Sale, the Company’s wholly owned subsidiary will merge with and into Tropicana, with Tropicana as the surviving entity (the “Tropicana Acquisition”). Following the consummation of the Merger, Tropicana will be a wholly owned subsidiary of the Company.

On September 6, 2018, ERI announced that it and Escrow Issuer intended to offer senior notes (the “Notes”) to finance a portion of the consideration payable in connection with the Tropicana Acquisition. Set forth below is certain information provided to potential lenders in the proposed financing. Unless the context otherwise requires, references in this current report on Form 8-K to the ‘‘Registrant,’’ ‘‘ERI,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to Eldorado Resorts, Inc. and its consolidated subsidiaries, including Tropicana and its subsidiaries following consummation of the Tropicana Acquisition. As used herein, (i) “Acquisitions” means, together, (A) the Tropicana Acquisition and (B) the Company’s acquisition of Elgin Riverboat Resort-Riverboat Casino, an Illinois general partnership (“Elgin”) that occurred on August 7, 2018 (the “Elgin Acquisition”) and (ii) “Dispositions” means, together (A) the Company’s previously announced disposititions of Presque Isle Downs and Lady Luck Casino Nemacolin.

(i)	Business Strengths and Strategy

Increased scale and financial profile

We believe that the Tropicana Acquisition will add complementary regional gaming assets to our existing portfolio and will strengthen our financial profile by enhancing the size, scale and diversification of our operations. We anticipate that the Acquisitions will enhance our footprint in attractive markets by increasing the gaming geographies of operation and increasing the number of properties from eighteen to twenty-six, after giving effect to the Dispositions. We also anticipate that the Acquisitions will strengthen our financial profile, creating a combined company with approximately $2.7 billion of combined net revenues for the twelve months ended June 30, 2018 (after giving effect to the Acquisitions and the Dispositions (representing a 49% increase from ERI prior to giving effect to the Acquisitions and the Dispositions)) and approximately $641.5 million of combined Adjusted EBITDA (after giving effect to the Acquisitions (excluding Tropicana Aruba, as it is not part of the acquisition of Tropicana by ERI) and the Dispositions (but prior to taking into account (x) the annual rent payments under the Master Lease that are expected to be approximately $87.6 million, and (y) the anticipated cost savings, which we estimate to be approximately $55 million between the Tropicana Acquisition and the Elgin Acquisition), in each case, for the twelve months ended June 30, 2018 (representing a 50% increase from ERI prior to giving effect to the Acquisitions and the Dispositions)), making the Company the nation’s fourth largest regional owner-operator of self-owned casinos based on net revenues and Adjusted EBITDA, in each case, for the twelve months ended June 30, 2018.

In addition, after giving effect to the Acquisitions and the Dispositions, the Company is anticipated to have, in the aggregate, approximately 12,600 hotel rooms (a 76% increase from ERI prior to the Acquisitions and the Dispositions), approximately 850 table and poker games (a 48% increase from ERI prior to the Acquisitions and the Dispositions) and approximately 27,900 slot machines and VLTs (a 32% increase from ERI prior to the Acquisitions and the Dispositions).

Increased scale and diverse portfolio across key geographic markets and customer segments

We are geographically diversified across the United States. After giving pro forma effect to the Acquisitions (excluding Tropicana Aruba, as it is not part of the acquisition of Tropicana by ERI) and the Dispositions (but prior to taking into account (x) the annual rent payments under the Master Lease that are expected to be approximately $87.6 million, and (y) the anticipated cost savings, which we estimate to be approximately $55 million between the Tropicana Acquisition and the Elgin Acquisition), no single state accounted for more than 16.6% of our combined Adjusted EBITDA (excluding corporate) for the twelve months ended June 30, 2018. Our customer pool draws from a diversified base of both local and out-of-town patrons. For example, approximately 20% of our customer base at Eldorado Reno is local, while 80% visit from out-of-town and utilize our hotel, restaurants and other amenities for a full-service gaming experience. We have also initiated changes to our marketing strategy to reach more profitable customers through targeted direct mailings and electronic marketing. We believe we have assembled a platform on which we can continue to grow and provide a differentiated customer experience.

Opportunity to generate operational efficiencies

We intend to implement our strategy of focusing on margin enhancement and customer service and experiences across the portfolio by marrying our best practices with the best practices of each of Tropicana and Elgin. Led by our proven gaming, hotel management and food and beverage teams with a long-term record of operating and integrating acquired properties, we believe that ERI will be positioned for long-term success. The combined assets, management, personnel, operations and other resources of ERI, together with Tropicana and Elgin, are expected to create substantial near- and long-term synergies. Meaningful potential cost savings are anticipated by consolidating public company, administrative and other costs. We currently expect to achieve (i) approximately $40 million in cost synergies as a result of the Tropicana Acquisition, which is expected to be realized within the first year following completion of the Tropicana Acquisition and (ii) approximately $15 million in cost synergies as a result of the Elgin Acquisition, which is expected to be realized within the first year following completion of the Elgin Acquisition. However, we are unable to provide any assurances that the expected synergies relating to either the Tropicana Acquisition or the Elgin Acquisition will be realized or that the expected results will be achieved.

Significant free cash flow generation

We believe that the Acquisitions will be accretive to ERI’s free cash flow, which we define as Combined Adjusted EBITDA less maintenance capital expenditures, cash taxes and cash interest expense, inclusive of anticipated cost synergies as a result of the Tropicana Acquisition (excluding Tropicana Aruba, as it is not part of the acquisition of Tropicana by ERI) and the Elgin Acquisition of approximately $40 million and $15 million, respectively, in the first year following the completion of the applicable Acquisition. Notably, after giving effect to the Acquisitions and the Dispositions (but prior to taking into account (x) the annual rent payments under the Master Lease that are expected to be approximately $87.6 million, and (y) the anticipated cost savings, which we estimate to be approximately $55 million between the Tropicana Acquisition and the Elgin Acquisition), we expect our net leverage ratio to be approximately 4.7x at the closing of the offering based on combined Adjusted EBITDA for the twelve months ended June 30, 2018. We plan to use the free cash flow expected to be generated by the combined company following the Acquisitions to reduce leverage and pursue future growth opportunities.

Proven ability of successful integration

We have demonstrated our ability to successfully execute complementary acquisitions of regional gaming and entertainment destinations. For example, our acquisition of Isle of Capri Casinos, Inc. (“Isle”) in May 2017 (the “Isle Acquisition”), our acquisition of the 50% remaining interest in the Silver Legacy Resort Casino (“Silver Legacy”) and Circus Circus Reno (“Circus Reno”) in November 2015 and our acquisition of MTR Gaming Group, Inc. (“MTR Gaming”) in September 2014 illustrate our ability to successfully integrate operations and realize synergies.

Continued focus on personal service and high quality amenities

We focus on customer satisfaction and delivering superior guest experiences. We seek to provide our customers with an extraordinary level of personal service and popular gaming, dining and entertainment experiences designed to exceed customer expectations in a clean, safe, friendly and fun environment. Our senior management is actively involved in the daily operations of our properties, frequently interacting with gaming, hotel and restaurant patrons to ensure that they are receiving the highest level of personal attention. Management believes that personal service is an integral part of fostering customer loyalty and generating repeat business. We continually monitor our casino operations to react to changing market conditions and customer demands. We target both premium-play and value-conscious gaming patrons with differentiated offerings at our state-of-the-art casinos, which feature the latest in game technology, innovative bonus options, dynamic signage, customer-convenient features and non-gaming amenities at a reasonable value and price point.

Management team with deep gaming industry experience and strong local relationships

We have an experienced management team that has extensive experience in the gaming and hotel industry, acquisitions of complementary properties across multiple jurisdictions and finance. Our extensive management experience and unwavering commitment to our team members, guests and equity holders have been the primary drivers of our strategic goals and success. We take pride in our reinvestment in our properties and the communities we support along with emphasizing our family-style approach in an effort to build loyalty among our team members and guests. We expect to continue to focus on the future growth and diversification of our company while maintaining our core values and striving for operational excellence.

(ii)	Lumiere financing

In order to obtain regulatory approval of the transfer of Lumiere Place to the Company, the Company and GLP have proposed that (i) a wholly-owned subsidiary of the Company, rather than GLP, purchase the Lumiere Real Property pursuant to an amendment of the Real Estate Purchase Agreement and (ii) GLP or its affiliate loan such wholly-owned subsidiary of the Company an aggregate of $246 million to fund the entire purchase price of the Lumiere Real Property (the “Lumiere Note”). It is anticipated that the Lumiere Note will be fully repaid by the substitution of additional ERI real property acceptable to ERI and GLP that will be transferred to GLP. The Lumiere Note is expected to bear interest at a rate equal to (i) 9.09% until the 1-year anniversary of the closing and (ii) 9.27% until the second anniversary of the closing, and is expected to mature on the second anniversary of the consummation of the Tropicana Acquisition. The Lumiere Note is expected to be secured by a first priority mortgage on the Lumiere Real Property. In connection with the issuance of the Lumiere Note, the Company is expected to agree to use its commercially reasonable efforts to identify another property that is owned by the Company that is reasonably equivalent to the Lumiere Real Property to transfer to GLP for inclusion in the Master Lease. On the earlier of the date that the agreed replacement property is transferred to GLP or the amounts outstanding are paid in full in cash at the maturity date of the Lumiere Note, the Company’s obligations under the Lumiere Note will be deemed to have been satisfied and it is expected that, except to the extent that the Company pays its obligations under the Lumiere Note in cash as a result of certain acts by GLP, the base rental payments under the Master Lease will be increased in the amount of the annual interest payable in respect of the Lumiere Note. The proposed acquisition of the Lumiere Real Property by the Company, the terms of the Lumiere Note and the transactions contemplated by the Lumiere Note remain subject to regulatory approval.

(iii)	Exclusive Agreement with William Hill

On September 4, 2018, the Company entered into an agreement (the “Master Agreement”) with William Hill US Holdco, Inc. (“William Hill”), an indirect wholly-owned subsidiary of William Hill PLC (“William Hill PLC”), pursuant to which the Company for a term of 25 years (i) has granted to William Hill the exclusive right to conduct betting activities in retail and online channels with respect to the Company’s current and future properties located in the United States and the territories and possessions of the United States, including Puerto Rico and the U.S. Virgin Islands (the “Territory”) and (ii) has agreed that it may grant to William Hill the non-exclusive right to conduct online gaming activities utilizing gaming licenses held by the Company in respect of its properties in the Territory. At the closing of the transactions contemplated by the Master Agreement, the Company will receive (i) shares of common stock of William Hill in an aggregate amount such that the Company will hold 20% of the outstanding shares of common stock of William Hill immediately following the issuance and (ii) ordinary shares of William Hill PLC with an aggregate value of $50 million determined using the 60 day volume-weighted average trading price of such shares ending on September 4, 2018, which will be subject to a lock up period for up to five years from the date of the closing of the transaction contemplated by the Master Agreement and other restrictions on transfer. The consummation of the transactions contemplated by the Master Agreement are subject to customary closing conditions, including the receipt of required gaming approvals and the termination of the waiting period under the Hart-Scott-Rodino Act.

(iv)	ERI Adjusted EBITDA

	Twelve months ended June 30, 2018	Year ended December 31, 2017
	(unaudited, dollars in thousands)
Adjusted EBITDA excluding Presque Isle Downs and Nemacolin	$407,162	$388,096

Adjusted EBITDA, a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding ERI’s ongoing operating results. We define Adjusted EBITDA as operating income (loss) before depreciation and amortization, stock based compensation, transaction expenses, S-1 expenses, severance expense, costs and income associated with the Dispositions and the terminated Vicksburg and Lake Charles sales, impairment charges, equity in income of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment and other regulatory gaming assessments, including the impact of the change in regulatory reporting requirement, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of ERI’s debt agreements. See below for a quantitative reconciliation of ERI’s Adjusted EBITDA to operating income (loss).

Set forth below is a quantitative reconciliation of ERI’s Adjusted EBITDA to operating income (loss), which we believe is the most comparable financial measure calculated in accordance with GAAP, for each of the twelve months ended June 30, 2018, and the year ended December 31, 2017 and 2016 (unaudited, in thousands). All periods reflect the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers,” (“ASC Topic 606”).

	Twelve months ended June 30, 2018
	Operating income (loss)	Depreciation and amortization	Stock-based compensation	Transaction expenses(c)	Other(d)	Adjusted EBITDA
West	$80,179	$33,307	$98	$—	$779	$114,363
Midwest	100,746	32,080	199	—	426	133,451
South	19,075	35,352	125	—	50,029	104,581
East	78,433	24,130	18	—	1,401	103,982
Corporate	(35,576)	3,953	9,971	11,651	(18,717)	(28,718)

Total	$242,857	$128,822	$10,411	$11,651	$33,918	$427,659

Presque Isle Downs and Nemacolin	14,250	5,665	18	—	564	20,497

Total Excluding Presque Isle Downs and Nemacolin	$228,607	$123,157	$10,393	$11,651	$33,354	$407,162

	Year ended December 31, 2017
	Operating income (loss)	Depreciation and amortization	Stock-based compensation	Transaction expenses(c)	Other(d)	Adjusted EBITDA
Excluding Pre-Acquisitions:
West	$66,108	$26,950	$182	$—	$364	$93,604
Midwest	62,071	20,997	210	—	193	83,471
South	3,680	25,307	147	—	41,144	70,278
East	68,101	30,517	14	—	369	99,001
Corporate	(105,150)	2,120	5,769	92,777	(19,689)	(24,173)

Total Excluding Pre-Acquisitions	$94,810	$105,891	$6,322	$92,777	$22,381	$322,181

Pre-Isle Acquisition(a)	59,547	22,662	1,725	286	749	84,969

Total Including Pre-Isle Acquisition(e)	$154,357	$128,553	$8,047	$93,063	$23,130	$407,150

Presque Isle Downs and Nemacolin	10,192	8,849	14	—	(1)	19,054

Total Including Pre-Isle Acquisition and Excluding Presque Isle Downs and Nemacolin	$144,165	$119,704	$8,033	$93,063	$23,131	$388,096

(a)

Figures for Isle are the four months ended April 30, 2017, the day before the Company acquired Isle on May 1, 2017. The Company reports its financial results on a calendar fiscal year. Prior to the Company’s acquisition of Isle, Isle’s fiscal year typically ended on the last Sunday in April. Isle’s fiscal 2017 and 2016 were 52-week years, which commenced on April 25, 2016 and April 27, 2015, respectively. Such figures were prepared by the Company to reflect Isle’s unaudited consolidated historical net revenues and Adjusted EBITDA for periods corresponding to the Company’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.

(c)	Transaction expenses for the twelve months ended December 31, 2017 represent costs related to the Isle Acquisition.
(d)

Other is comprised of severance expense, (gain) loss on sale or disposal of property and equipment, equity in loss of unconsolidated affiliate and other regulatory gaming assessments. Also included are $38.0 million in impairment charges, income totaling $20.0 million related to the termination of the Lake Charles sale, and costs totaling $2.8 million associated with the termination of the Lake Charles sale during the twelve months ended June 30, 2018 and December 31, 2017. Costs associated with the sales of Vicksburg and Presque Isle Downs are included for the twelve months ended June 30, 2018. In conjunction with the announced sale of Vicksburg, an impairment charge totaling $9.8 million was recorded for the twelve months ended June 30, 2018.

(e)

Total figures for 2017 include combined results of operations for Isle and the Company for periods preceding the date that the Company acquired Isle. Such presentation does not conform with GAAP or the SEC rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

(v)	Tropicana Adjusted EBITDA

	Twelve Months ended	Six months ended June 30,		Year ended December 31,
	June 30, 2018	2018	2017	2017
	(unaudited, dollars in thousands)
Adjusted EBITDA	$197,395	$101,611	$88,918	$184,702

Tropicana defines Adjusted EBITDA as operating income (loss) before depreciation and amortization, transaction expenses, (gain) loss on asset disposal, insurance recoveries, real estate tax settlements and contract early termination costs, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than Tropicana does. The definition of Adjusted EBITDA may not be the same as the definitions used in any of ERI’s or Tropicana’s debt agreements. See below for a quantitative reconciliation of Tropicana’s Adjusted EBITDA to operating income (loss).

Set forth below is a quantitative reconciliation of Tropicana’s Adjusted EBITDA to operating income (loss), which we believe is the most comparable financial measure calculated in accordance with GAAP, for each of the twelve months ended June 30, 2018, the six months ended June 30, 2018 and 2017, and the year ended December 31, 2017 (unaudited, in thousands).

	Twelve months ended June 30, 2018
	Operating income (loss)	Depreciation and amortization	Transaction expenses (a)	Other(b)	Adjusted EBITDA
West	$16,930	$12,484	$—	$7	$29,421
Central	64,124	24,400	—	(2,732)	85,792
South	3,150	9,413	—	1	12,564
East	82,640	30,771	—	(23,387)	90,024
Corporate	(23,977)	2,325	2,730	—	(18,922)

Total Including Tropicana Aruba	$142,867	$79,393	$2,730	$(26,111)	$198,879

Tropicana Aruba	344	1,140	—	—	1,484

Total Excluding Tropicana Aruba	$142,523	$78,253	$2,730	$(26,111)	$197,395

	Six months ended June 30, 2018
	Operating income (loss)	Depreciation and amortization	Transaction expenses (a)	Other(b)	Adjusted EBITDA
West	$9,345	$6,173	$—	$(3)	$15,515
Central	37,038	12,362	—	67	49,467
South	2,577	4,656	—	—	7,233
East	23,883	16,372	—	50	40,305
Corporate	(13,339)	1,089	2,730	—	(9,520)

Total Including Tropicana Aruba	$59,504	$40,652	$2,730	$114	$103,000

Tropicana Aruba	787	602	—	—	1,389

Total Excluding Tropicana Aruba	$58,717	$40,050	$2,730	$114	$101,611

	Six months ended June 30, 2017
	Operating income (loss)	Depreciation and amortization	Transaction expenses	Other (b)	Adjusted EBITDA
West	$5,787	$6,256	$—	$(12)	$12,031
Central	29,249	11,157	—	(1,175)	39,231
South	6,900	4,946	—	(77)	11,769
East	21,223	13,466	—	161	34,850
Corporate	(9,054)	969	—	—	(8,085)

Total Including Tropicana Aruba	$54,105	$36,794	$—	$(1,103)	$89,796

Tropicana Aruba	363	515	—	—	878

Total Excluding Tropicana Aruba	$53,742	$36,279	$—	$(1,103)	$88,918

	Year ended December 31, 2017
	Operating income (loss)	Depreciation and amortization	Transaction expenses	Other (b)	Adjusted EBITDA
West	$13,372	$12,567	$—	$(2)	$25,937
Central	56,335	23,195	—	(3,974)	75,556
South	7,473	9,703	—	(76)	17,100
East	79,980	27,865	—	(23,276)	84,569
Corporate	(19,692)	2,205	—	—	(17,487)

Total Including Tropicana Aruba	$137,468	$75,535	$—	$(27,328)	$185,675

Tropicana Aruba	(80)	1,053	—	—	973

Total Excluding Tropicana Aruba	$137,548	$74,482	$—	$(27,328)	$184,702

(a)	Transaction expenses represent costs primarily related to ERI’s acquisition of Tropicana for the six and twelve months ended June 30, 2018.
(b)

Other is comprised of (gain) loss on sale or disposal of property and equipment, certain contract early termination costs, and gains for insurance recoveries totaling $1.4 million for the six months ended June 30, 2017, and $5.0 million for the year ended December 31, 2017. Also included is a $23.4 million real estate tax settlement for the year ended December 31, 2017.

(vi)	Elgin Adjusted EBITDA

	Twelve months ended	Six months ended June 30,		Year ended December 31,
	June 30, 2018	2018	2017	2017
	(unaudited, dollars in thousands)
Adjusted EBITDA	$36,937	$19,666	$19,131	$36,401

Elgin defines Adjusted EBITDA as operating income before depreciation and amortization, transaction expenses and dividends, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income as an indicator of operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than Elgin does. The definition of Adjusted EBITDA may not be the same as the definitions used in any of ERI’s or Elgin’s debt agreements. See below for a quantitative reconciliation of Elgin’s Adjusted EBITDA to operating income.

Set forth below is a quantitative reconciliation of Elgin’s Adjusted EBITDA to operating income which we believe is the most comparable financial measure calculated in accordance with GAAP, for each of the twelve months ended June 30, 2018, the six months ended June 30, 2018 and 2017, and the year ended December 31, 2017 (unaudited, in thousands).

	Operating income	Depreciation and amortization	Transaction expenses (a)	Other (b)	Adjusted EBITDA
Twelve months ended June 30, 2018	$27,683	$7,246	$380	$1,628	$36,937
Six months ended June 30, 2018	$14,785	$3,693	$380	$808	$19,666
Six months ended June 30, 2017	$14,716	$3,551	$—	$864	$19,131
Year ended December 31, 2017	$27,612	$7,104	$—	$1,685	$36,401

(a)	Transaction expenses represent costs primarily related to ERI’s acquisition of Elgin for the six and twelve months ended June 30, 2018.
(b)	Other is comprised of preferred dividend distributions pursuant to Elgin’s historical joint venture agreement

(vii)

On September 6, 2018, the Company provided the unaudited pro forma condensed combined financial statements, which give pro forma effect to the Acquisitions, the Real Estate Sale, the offering of the Notes, the Company’s previously announced amendments to its revolving credit facility, the sale of Presque Isle Downs and Nemacolin and the Isle Acquisition. A copy of such unaudited pro forma condensed combined financial statements is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

Launch of Notes Offering

On September 6, 2018, the Company issued a press release announcing that Escrow Issuer intends to offer $600,000,000 aggregate principal amount of senior notes due 2026. A copy of the press release is attached as Exhibit 99.2 hereto and is hereby incorporated in reference to this Item 8.01.

Update to Description of Governmental Regulations and Licensing

The Company is filing this Form 8-K to update its disclosure regarding the regulatory and gaming regulations that relate to its current or future operations. The following description of the gaming regulations in the State of Illinois is being filed in connection with the Company’s previously announced acquisition of the Elgin Riverboat Resort-Riverboat Casino, which operates the Grand Victoria Casino in Elgin, Illinois.

Grand Victoria Riverboat Casino, located in Elgin, Illinois (“Grand Victoria”), is subject to extensive state regulation under the Illinois Riverboat Gambling Act, as amended (the “Illinois Act”) and the rules of the Illinois Gaming Board (the “Illinois Gaming Board”).

In February 1990, the State of Illinois legalized riverboat gambling. The Illinois Act authorizes the Illinois Gaming Board to issue up to ten riverboat gaming owners’ licenses on any water within the State of Illinois or any water other than Lake Michigan which constitutes a boundary of the State of Illinois. The Illinois Act restricts the location of certain of the ten owners’ licenses. The Illinois Act requires that three of the licenses must be located on the Mississippi River. One license must be at a location on the Illinois River south of Marshall County, and another license must be located on the Des Plaines River in Will County. The remaining licenses are not restricted as to location. Currently, all ten owner’s licenses are in operation. The licensees are located in Alton, Aurora, East Peoria, East St. Louis, Elgin, Metropolis, Rock Island, Des Plaines, and Joliet (where two licensees are located). Subject to certain Illinois Gaming Board rules, individuals or entities can own more than one riverboat operation.

The Illinois Act does not limit the maximum bet or per patron loss. Minimum and maximum wagers on games are set by the holder of the owner’s license. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager and wagers only may be received from a person present on the riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% or more than 100%.

Illinois imposes a number of taxes on Illinois casinos. Such taxes are subject to change by the Illinois legislature and have been increased in the past. The Illinois legislature also may impose new taxes on Grand Victoria’s activities. Illinois currently imposes an admission tax of $2.00 per person for an owner licensee that admitted 1,000,000 persons or fewer in the 2004 calendar year, and $3.00 per person for all other owner licensees (including Grand Victoria).

Additionally, Illinois imposes a wagering tax on the adjusted gross receipts, as defined in the Illinois Act, of a riverboat operation. The owner licensee is required, on a daily basis, to wire the wagering tax payment to the Illinois Gaming Board. Currently, the wagering tax is:

•	15.0% of adjusted gross receipts up to and including $25.0 million;

•	22.5% of adjusted gross receipts in excess of $25.0 million but not exceeding $50.0 million;

•	27.5% of adjusted gross receipts in excess of $50.0 million but not exceeding $75.0 million;

•	32.5% of adjusted gross receipts in excess of $75.0 million but not exceeding $100.0 million;

•	37.5% of adjusted gross receipts in excess of $100.0 million but not exceeding $150.0 million;

•	45.0% of adjusted gross receipts in excess of $150.0 million but not exceeding $200.0 million; and

•	50.0% of adjusted gross receipts in excess of $200.0 million.

No gaming-related local tax is imposed on Grand Victoria.

The Illinois Act strictly regulates the facilities, persons, associations and practices related to gaming operations. It grants the Illinois Gaming Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Gaming Board has authority over every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

The Illinois Act requires the owner of a riverboat gaming operation to hold an owner’s license issued by the Illinois Gaming Board. Each owner’s license permits the holder to own up to two riverboats as part of its gaming operation; however, gaming participants are limited to 1,200 for any owner’s license. The Illinois Gaming Board determines the number of gaming participants by the number of gaming positions available at any given time, with such positions counted as follows:

•	positions for electronic gaming devices are determined as 90% of the total number of devices available for play;

•	craps tables are counted as having ten gaming positions; and

•	games utilizing live gaming devices, except for craps, are counted as having five gaming positions.

After expiration of its initial licensure period, each owner’s license may be renewed by the Illinois Gaming Board for a period of up to four years. An owner licensee is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Gaming Board that the licensee continues to meet all of the requirements of the Illinois Act and the Illinois Gaming Board’s rules. The owner’s license for Grand Victoria was most recently renewed for a four-year period in 2016 that ends in October 2020. An ownership interest in an owner’s license may not be transferred or pledged as collateral without the prior approval of the Illinois Gaming Board.

Pursuant to the Illinois Act, the Illinois Gaming Board established certain rules for deciding whether to approve direct or indirect ownership or control of an owner’s license. The Illinois Gaming Board must consider the impact of any economic concentration caused by the ownership or control. No direct or indirect ownership or control may be approved that will result in undue economic concentration of the ownership of a riverboat gambling operation in Illinois. The Illinois Act specifies a number of criteria for the Illinois Gaming Board to consider in determining whether the approval of the issuance, transfer or holding of a license will create undue economic concentration. Undue economic concentration means that a person or entity would have actual or potential domination of riverboat gambling in Illinois sufficient to:

•	substantially impede or suppress competition among holders of owners’ licenses;

•	adversely impact the economic stability of the riverboat casino industry in Illinois; or

•	negatively impact the purposes of the initial Illinois Act, including tourism, economic development, benefits to local communities, and State and local revenues.

A holder of any gaming license issued by the Illinois Gaming Board is subject to imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by the licensee or the licensee’s agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. The Illinois Gaming Board may revoke or suspend licenses, as it may determine and, in compliance with applicable Illinois law regarding administrative procedures, may suspend an owner’s license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat’s operation. The suspension may remain in effect until the Illinois Gaming Board determines that the cause for suspension has been abated and it may revoke the owner’s license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

If the Illinois Gaming Board has suspended, revoked or refused to renew an owner’s license or if a riverboat gambling operation is closing and the owner is voluntarily surrendering its owner’s license, the Illinois Gaming Board may petition the local circuit court in which the riverboat is situated for appointment of a receiver. The circuit court has sole jurisdiction over any and all issues pertaining to the appointment of a receiver. The Illinois Gaming Board specifies the specific powers, duties and limitations of the receiver.

The Illinois Gaming Board requires that each “Key Person” of an owner licensee submit a personal disclosure or business entity form and be investigated and approved by the Illinois Gaming Board. The Illinois Gaming Board determines which positions, individuals or business entities are required to be approved as Key Persons. Once approved, such Key Person status must be maintained. Key Persons include:

•

any business entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant and the trustee of any trust holding such ownership interest or voting rights;

•	the directors of the licensee or applicant and its chief executive officer, president and chief operating officer or their functional equivalents;

•	a gaming operations manager or any other business entity or individual who has influence and/or control over the conduct of gaming or the riverboat gaming operation; and

•

all other individuals or business entities that, upon review of the applicant’s or licensees table of organization, ownership and control are determined to hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Gaming Board for the specified licensee or applicant.

Each owner licensee must provide a means for the economic disassociation of a Key Person in the event such economic disassociation is required by an order of the Illinois Gaming Board. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Gaming Board may enter an order upon the licensee or require the economic disassociation of the Key Person.

Furthermore, under the Illinois Act, each applicant or owner licensee must disclose the identity of every person, association, trust or corporation having a greater than 1% direct or indirect pecuniary interest in an owner licensee or in the riverboat gaming operation with respect to which the license is sought. The Illinois Gaming Board may also require an applicant or owner licensee to disclose any other principal or investor and require the investigation and approval of such individuals.

Applicants for and holders of an owner’s license are required to obtain the Illinois Gaming Board’s approval for changes in the following: (i) Key Persons; (ii) type of entity; (iii) equity and debt capitalization of the entity; (iv) investors and/or debt holders; (v) source of funds; (vi) applicant’s economic development plan; (vii) riverboat capacity or significant design change; (viii) gaming positions; (ix) anticipated economic impact; or (x) agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million. The Illinois Gaming Board rules provide that a holder of an owner’s license may make distributions to its partners, stockholders or itself only to the extent that such distributions do not impair the financial viability of the owner.

The Illinois Gaming Board requires each holder of an owner’s license to obtain the Illinois Gaming Board’s approval prior to issuing a guaranty of any indebtedness, and the Illinois Gaming Board has approved the guarantees for our senior credit facility and outstanding senior notes. We and our subsidiaries with a direct interest in Grand Victoria intend to seek approval from the Illinois Gaming Board to allow future subsidiaries to issue subsidiary guarantees of any indebtedness that we incur in the future to the extent such guarantees are required by our lenders or investors. Although we and those subsidiaries believe the Illinois Gaming Board will continue to approve our requests and allow such guarantees of our future indebtedness, there can be no assurance that the Illinois Gaming Board will continue to grant the necessary approvals.

The Illinois Gaming Board requires that each “institutional investor,” as that term is defined by Illinois Gaming Board, that, individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the Illinois Gaming Board of such ownership and shall, upon request, provide such additional information as may be required by the Illinois Gaming Board. An institutional investor that, individually or jointly with others, cumulatively acquires, directly or indirectly, 10% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation shall file an “Institutional Investor Disclosure Form,” provided by the Illinois Gaming Board, within 45 days after cumulatively acquiring such level of ownership interest, unless such requirement is waived by the Illinois Gaming Board. Additionally, the Illinois Gaming Board rules require that a licensee notify the Illinois Gaming Board as soon as possible after it becomes aware that it or its parent is involved in an ownership acquisition by an institutional investor.

The Illinois Gaming Board may waive any licensing requirement or procedure provided by rule if it determines that the waiver is in the best interests of the public and the gaming industry. Also, the Illinois Gaming Board may, from time to time, amend or change its rules.

On July 13, 2009, Illinois enacted the Video Gaming Act, which legalizes the use of up to five video gaming terminals in most bars, restaurants, fraternal organizations and veterans’ organizations holding valid Illinois liquor licenses, as well as at qualifying truck stops. The Illinois Gaming Board implements the Video Gaming Act and regulates licensees under the Video Gaming Act. Effective October 9, 2012, video gaming in Illinois became operational. The video gaming terminals in licensed establishments allow patrons to play games such as video poker, line up and blackjack. In June 2018, over 6,500 licensed establishments were operating over 29,000 video gaming terminals. Grand Victoria’s revenues may be adversely impacted by the availability of additional video gaming terminals in non-casino establishments proximately located to its customer base.

From time to time, various proposals have been or may be considered by the Illinois legislature, the Illinois Gaming Board, and other Illinois governmental entities that, if adopted, could affect the taxation, regulation, operation or other aspects of the gaming industry. No assurance can be given whether such or similar proposals will be adopted. The Illinois legislature continues to discuss the possibility of gaming expansion. This expansion could include several new gaming licenses (including one in Chicago), increased gaming positions for existing licensees, gaming positions at Illinois racetracks, and the authorization of sports betting and online gaming. If gaming expansion occurs, Grand Victoria’s operating results could be adversely impacted by the increased competition.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Unaudited pro forma condensed combined financial statements.

99.2	Press Release dated September 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation

Date: September 6, 2018	By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer